Exhibit 99.1

Cephalon Exercises Option to License Worldwide Rights to ImmuPharma Product, Lupuzor

Interim Data Show Statistical Significance on Primary Efficacy Endpoint and Product will Advance to Phase III

FRAZER, Pa. (February 2, 2009) — Cephalon, Inc. (Nasdaq: CEPH)  today announced that the company will exercise its option to license worldwide rights to Lupuzor™, an  investigational medication for the treatment of Systemic Lupus Erythematosus,  based on the promising interim results of the ImmuPharma Phase IIb study.  Cephalon will assume all expenses for Phase III studies, regulatory filings and subsequent commercialization of the product.

ImmuPharma PLC received a $15 million upfront fee at the initiation of the deal last year.  In exercising its option, Cephalon will pay ImmuPharma a one-time license fee of $30 million.  ImmuPharma could receive future cash milestone payments upon the achievement of certain regulatory and sales milestones, as well as royalties on commercial sales of Lupuzor.  The various cash milestone payments (including the option and license fees) may total up to approximately $500 million.

“We are pleased that this Phase IIb study shows a favorable efficacy and safety profile for Lupuzor,” said Dr. Lesley Russell, Executive Vice President and Chief Medical Officer at Cephalon.  “We will initiate plans to implement pivotal Phase III clinical trials this year.”

“These study results are encouraging and bring us one step closer to providing the first specific medication for the treatment of lupus to patients living with this chronic, potentially life-threatening disease,” said Frank Baldino, Jr., Ph.D., chairman and CEO of Cephalon.  “Lupuzor recently received a notice of allowance for its novel composition of matter patent, which will support our development of the product.  If our efforts are successful, this product and our recent deal with Ception Therapeutics will allow us to build a business unit focused on inflammatory diseases.”

“The exercise of the option by Cephalon validates the analysis ImmuPharma made of the interim report results,” said Dr. Robert Zimmer, president and Chief Scientific Officer at ImmuPharma.  “This collaboration with Cephalon will accelerate the Phase III program and potential commercialization of Lupuzor thereby allowing lupus patients access to treatment as soon as possible.”

Study Results

The interim results of the Phase IIb study included 125 patients randomized to two dosing regimens of Lupuzor or placebo.  The primary efficacy measure was a SLEDAI response; defined as a decrease of at least 4 points in the SLEDAI-2K score, a scale generally accepted by physicians as an assessment of the clinical status of lupus patients, a lower score representing lower disease activity.  The analysis of the data has demonstrated that the 200 mcg Lupuzor dose regimen administered every four weeks reached statistical significance compared to placebo (p = 0.015).  Consistent with previous studies, Lupuzor was generally well tolerated, with no significant drug related adverse events reported.

About Lupuzor and Lupus

Lupuzor has shown that it modulates, through a unique mechanism, a specific subset of CD4 T cells which play a critical role in the physiopathology of Lupus.  This investigational medication has the potential to halt the progression of the disease in a substantial proportion of patients.  Patents for Lupuzor have been approved in Japan and Australia, and the US Patent Office recently issued a notice of allowance.

Lupus is an autoimmune disease causing various effects throughout different parts of the body.  Its severity can range from very mild to extremely serious depending on which body organs are afflicted.  The Lupus Foundation of America estimates that 1.5 million Americans have a form of lupus.  Approximately 90 percent of those diagnosed with the disease are women.  Lupus is two to three times more prevalent among people of color, including African Americans, Hispanics/Latinos, Asians, and Native Americans.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development, and commercialization of many unique products in three core therapeutic areas: central nervous system, pain, and oncology.  A member of the Fortune 1000 and the S&P 500 Index, Cephalon currently employs approximately 3,000 people in the United States and Europe.  U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa.  The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris.  Key business units are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries.  Cephalon Europe markets more than 30 products in four therapeutic areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), TREANDA® (bendamustine hydrochloride) for Injection, FENTORA® (fentanyl buccal tablet) [C-II], PROVIGIL® (modafinil) Tablets [C-IV], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), NUVIGIL® (armodafinil) Tablets

[C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  The company also markets numerous products internationally.  Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding timing of the Phase III clinical study for Lupuzor, the intellectual property protection for Lupuzor, our ability to build an inflammatory disease business unit, anticipated scientific progress on its research programs, development of potential pharmaceutical products, our generation of longer term growth through our product pipeline, interpretation of clinical results, prospects for regulatory approval (particularly for specific indications), manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Source: Cephalon, Inc.

Contacts:
Media:	Investor Relations:
Sheryl Williams	Chip Merritt
610-738-6493 (office)	610-738-6376 (office)
610-457-5257 (cell)	cmerritt@cephalon.com
swilliam@cephalon.com

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